Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lithium Americas Corp. of our report dated March 28, 2018 relating to the consolidated financial statements which appears in Lithium Americas Corp.’s Annual Report on Form 40-F for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, BC
Canada

October 12, 2018